Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 22, 2010, relating to the consolidated financial statements and financial statement schedule of The Pepsi Bottling Group, Inc. and subsidiaries (which report expresses an unqualified opinion and includes explanatory paragraphs referring to The Pepsi Bottling Group, Inc.’s adoption of new accounting guidance on the accounting for uncertain tax positions effective December 31, 2006; for defined benefit pension and other postretirement plans, related to the measurement date provision effective December 30, 2007; retrospective adjustment resulting from the adoption of new accounting guidance for the presentation and disclosure of noncontrolling interests; and The Pepsi Bottling Group, Inc.’s shareholders adoption of the merger agreement with PepsiCo, Inc.) incorporated by reference in the Current Report on Form 8-K/A, dated April 22, 2010, of PepsiCo, Inc.
/s/ Deloitte & Touche LLP
New York, New York
May 11, 2010